 Exhibit 21.1
Subsidiaries of Mueller Water Products, Inc.

Entity	State of incorporation or organization	Doing business as
Anvil International Holdings, LLC	Delaware	Anvil International Holdings (N.H.)
Anvil International, LC	Delaware	J.B. Smith Mfg Co. Delaware
Echologics B.V.	Netherlands	NA
Echologics, LLC	Delaware	Delaware Echologics, LLC
Echologics Delaware, LLC
Echologics of Delaware, LLC
Echologics Pte. Ltd.	Singapore	NA
Henry Pratt Company, LLC	Delaware	Hydro Gate
Lined Valve Company
Milliken Valve
Henry Pratt International, LLC	Delaware	NA
James Jones Company, LLC	Delaware	James Jones Company of Delaware, LLC
Jingmen Pratt Valve Co. Ltd.	China	NA
Mueller Canada Holdings Corp.	Canada	NA
Mueller Canada Ltd.	Canada	Anvil International, Canada
Echologics
Mueller Canada
Mueller Canada Echologics
Mueller Co. International Holdings, LLC	Delaware	NA
Mueller Co. LLC	Delaware	Mueller Manufacturing Company, LLC
Mueller Company, LLC
Mueller Co. LP
Mueller Group Co-Issuer, Inc.	Delaware	NA
Mueller Group, LLC	Delaware	Mueller Flow, LLC
Mueller Group of Delaware, LLC
Mueller International Holdings Limited	United Kingdom	NA
Mueller International, LLC	Delaware	Mueller International (N.H.)
Mueller Property Holdings, LLC	Delaware	NA
Mueller Service California, Inc.	Delaware	NA
Mueller Service Co., LLC	Delaware	Mueller Service Co. of Delaware
Mueller Service Co. of Delaware, LLC
Mueller Systems, LLC	Delaware	NA
OSP, LLC	Delaware	OSP Properties, LLC
OPS of Delaware, Limited Liability Company
PCA-Echologics Pty Ltd.	Australia	NA
U.S. Pipe Valve & Hydrant, LLC	Delaware	NA